Exhibit 15.1

Preliminary Final Report

30 June 2019

AVITA MEDICAL LIMITED

ABN 28 058 466 523

Results for announcement to the market

	Movement	June 2019	June 2018
Financial Results		A$	A$
Sale of goods	Up 543%	7,705,398	1,198,861
Other income	Down 8%	9,326,520	10,172,698
Loss for the period attributable to owners of the parent	Up 109%	34,603,141	16,519,155
Total comprehensive loss attributable to owners of the parent	Up 106%	32,819,919	15,955,876

Dividends	Amount per Ordinary Security	Franked amount per security
2018 interim dividend	Nil	Nil
2017 interim dividend	Nil	Nil

Record date for determining entitlements to interim dividends	N/A

Net Tangible Asset Backing	June 2019	June 2018
Net tangible asset backing per ordinary security	A$0.0161	A$0.0149

AVITA MEDICAL LIMITED

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2019

	Note	2019		2018
Continuing operations
Sale of goods	2	A$	7,705,398	A$	1,198,861
Cost of sales			(1,697,823)		(511,646)

Gross profit			6,007,575		687,215

BARDA income	2		8,259,152		10,104,081
Other income	2		1,067,368		68,617

Total other income			9,326,520		10,172,698

Operating costs
Sales and marketing expenses			(17,576,754)		(8,936,441)
Corporate and administrative expenses			(15,398,176)		(5,360,553)
Product development expenses			(14,361,995)		(12,606,127)
Share-based payment expenses			(2,742,405)		(1,835,157)
Finance costs			(37,769)		(26,586)

Total operating costs			(50,117,099)		(28,764,864)

Loss from continuing operations before income tax benefit			(34,783,004)		(17,904,951)

Income tax benefit (net)			179,863		1,385,796

Loss for the period			(34,603,141)		(16,519,155)

Other comprehensive income
Items that may be reclassified subsequently to profit and loss:
Foreign currency translation			1,783,222		563,279

Other comprehensive income for the period, net of tax			1,783,222		563,279

Total other comprehensive loss for the period		A$	(32,819,919)	A$	(15,955,876)

Loss for the period attributable to owners of the parent			(34,603,141)		(16,519,155)

Total comprehensive loss attributable to owners of the parent		A$	(32,819,919)	A$	(15,955,876)

Basic loss per share attributable to ordinary equity holders of the parent		A$	(2.73) cents	A$	(1.77) cents
Diluted loss per share attributable to ordinary equity holders of the parent		A$	(2.73) cents	A$	(1.77) cents

The accompanying notes form part of the consolidated financial statements.

AVITA MEDICAL LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT 30 JUNE 2019

	Notes	2019		2018
ASSETS
Current assets
Cash and cash equivalents		A$	28,983,491	A$	14,825,532
Trade and other receivables	3		2,980,102		5,437,357
Prepayments and other assets			1,557,525		855,716
Inventories	4		1,057,764		1,155,826

Total current assets			34,578,882		22,274,431

Non-current assets
Plant and equipment			1,838,515		742,583
Patents-in-progress			320,676		—

Total non-current assets			2,159,191		742,583

TOTAL ASSETS		A$	36,738,073	A$	23,017,014

LIABILITIES
Current liabilities
Trade and other payables			5,633,562		3,487,582
Provisions			650,359		395,535

Total current liabilities			6,283,921		3,883,117

Non-current liabilities
Finance lease			54,057		134,338
Total non-current liabilities			54,057		134,338

TOTAL LIABILITIES		A$	6,337,978	A$	4,017,455

NET ASSETS		A$	30,400,095	A$	18,999,559

EQUITY
Equity attributable to equity holders of the parent:
Contributed equity	5		204,279,078		162,801,028
Accumulated losses			(183,196,020)		(148,592,879)
Reserves			9,317,037		4,791,410

TOTAL EQUITY		A$	30,400,095	A$	18,999,559

The accompanying notes form part of the consolidated financial statements.

AVITA MEDICAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2019

	2019		2018
Cash flows from operating activities
Payments to suppliers and employees	A$	(47,030,980)	A$	(25,681,347)
Interest paid		—		(26,586)
BARDA receipts and other income received		10,827,561		8,141,207
Receipts from customers		5,826,634		1,129,046
R&D tax refund received		2,440,803		—
Interest received		450,323		65,656

Net cash flows used in operating activities		(27,485,659)		(16,372,024)

Cash flows from investing activities
Payments for plant and equipment		(1,473,934)		(498,749)
Payments for intellectual property		(320,676)		—

Net cash flows used in investing activities		(1,794,610)		(498,749)

Cash flows from financing activities
Proceeds from issuance of shares and options		45,036,886		29,760,563
Proceeds from exercise of share options		452,809		—
Capital raising expenses		(4,192,519)		(1,825,643)

Net cash flows provided by financing activities		41,297,176		27,934,920

Net increase in cash and cash equivalents		12,016,907		11,064,147
Cash and cash equivalents at beginning of period		14,825,532		3,790,491
Impact of foreign exchange		2,141,052		(29,106)

Cash and cash equivalents at end of period	A$	28,983,491	A$	14,825,532

The accompanying notes form part of the consolidated financial statements.

AVITA MEDICAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2019

	Contributed equity	Accumulated losses	Share-based payment reserve	Foreign currency translation reserve	Total
At 1 July 2018	A$ 162,801,028	A$ (148,592,879)	A$ 4,505,148	A$ 286,262	A$ 18,999,559
Loss for the period	—	(34,603,141)	—	—	(34,603,141)
Other comprehensive income
Foreign currency translation	—	—	—	1,783,222	1,783,222

Total comprehensive loss for the year	—	(34,603,141)	—	1,783,222	(32,819,919)

Transactions with owners in their capacity as owners
Expired options	—	—	(32,362)	—	(32,362)
Share based payments	—	—	2,774,767	—	2,774,767
New shares	45,580,570	—	—	—	45,580,570
Cost of share placement	(4,102,520)	—	—	—	(4,102,520)

Balance at 30 June 2019	A$ 204,279,078	A$ (183,196,020)	A$ 7,247,553	A$ 2,069,484	A$ 30,400,095

The accompanying notes form part of the consolidated financial statements.

AVITA MEDICAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2018

	Contributed equity	Accumulated losses	Share-based payment reserve	Foreign currency translation reserve	Total
At 1 July 2017	A$ 134,806,022	A$ (132,218,352)	A$ 2,811,179	A$ (277,017)	A$ 5,121,832

Loss for the period	—	(16,519,155)	—	—	(16,519,155)
Other comprehensive income
Foreign currency translation	—	—	—	563,279	563,279

Total comprehensive loss for the year	—	(16,519,155)	—	563,279	(15,955,876)

Transactions with owners in their capacity as owners:
Expired options	—	141,188	(141,188)	—	—
Forfeiture options	—	3,440	(31,832)	—	(28,392)
Share based payments	—	—	1,866,989	—	1,866,989
New shares	29,846,859	—	—	—	29,846,859
Cost of share placement	(1,851,853)	—	—	—	(1,851,853)

Balance at 30 June 2018	A$ 162,801,028	A$ (148,592,879)	A$ 4,505,148	A$ 286,262	A$ 18,999,559

The accompanying notes form part of the consolidated financial statements.

AVITA MEDICAL LIMITED

NOTES TO THE PRELIMINARY FINAL REPORT

FOR THE YEAR ENDED 30 JUNE 2019

1.	BASIS OF PREPARATION AND ACCOUNTING POLICIES

Basis of Preparation

Avita Medical Limited (“Company”) is incorporated in Australia and is a for-profit entity for purposes of preparing the consolidated financial statements. The financial statements for the consolidated entity which consists of Avita Medical Limited and its subsidiaries (collectively referred to as the “Group”) for the year ended 30 June 2019 were authorized for issue by the Board of Directors on 30 August 2019.

The consolidated financial statements are general purpose consolidated financial statements that:

•	have been prepared in accordance with the requirements of the Corporations Act 2001 of International Financial Reporting Standards (“IFRS”);

•

include the assets and liabilities of the Group as of 30 June 2019 and the results of the subsidiaries for the year then ended. Inter-entity transactions with, or between, subsidiaries are eliminated in full on consolidation;

•	have been prepared on a historical cost basis;

•	are measured and presented in Australian dollars which is ASX’s functional and presentation currency.

The preliminary financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide a full understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial report. Accordingly, this report is to be read in conjunction with the accompanying notes, the 2018 Annual Report, the 2018 Annual Financial Statements and any public announcements made by Avita Medical Limited in accordance with the continuous disclosure obligations of the ASX listing rules.

This financial report has been prepared on the going concern basis. The accounting policies have been applied consistently throughout the Group for the purposes of preparation of the consolidated financial statements.

Commentary on the results for the period

Avita Medical Limited and its subsidiaries are a regenerative medicine company with a technology platform designed to address unmet medical needs in patients with burns, chronic wounds, and aesthetics indications. The Company’s patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The Company’s medical devices work by preparing a Regenerative Epidermal Suspension (RES™), an autologous suspension comprised of the patient’s own skin cells that are necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment. The first medical device based on the RES technology, the RECELL® System, was approved for sale in the U.S. for the treatment of acute thermal burns in patients 18 and older by the Food and Drug Administration (FDA) in September 2018. The Company initiated its U.S. national market launch of the RECELL System in January 2019, although it did commence commercial shipments in the U.S. during the half-year ended 31 December 2018 in response to pre-launch demand from burn centers. The RECELL System is also sold on a limited basis in certain regions of the world in which the products are approved for sale, including Australia, China and Europe.

Sale of goods of the RECELL System totaled $7,705,398 for the year ended 30 June 2019, an increase of $6,506,537 or 543% over the $1,198,861 recognized during fiscal 2018. The majority of the current fiscal year increase in sales occurred in the U.S. as a result of the September 2018 FDA approval and commencement of the U.S. national market launch of the RECELL System in January 2019. U.S. sales during the fiscal year ended 30 June 2019 totaled $6,214,660 compared to zero in the prior fiscal year. Gross margin for the fiscal year ended 30 June 2019 was 78% compared to 57% for the same period in 2018, and management expects gross margins to further increase as sales ramp up within the U.S.

Other income totaled $9,326,520 for the year ended 30 June 2019, a decrease of $846,178 or 8% over the $10,172,698 recognized during fiscal 2018. As in prior periods, the majority of other income consisted of funding from the Biomedical Advanced Research and Development Authority (BARDA), under the Assistant Secretary for Preparedness and Response, within the U.S. Department of Health and Human Services, under ongoing USG Contract No. HHSO100201500028C. Under the BARDA contract, income of $8,259,152 was recognized during the year ended 30 June 2019 compared to income of $10,104,081 for fiscal 2018. The decrease was the result of wind-down of certain activities associated with supporting the U.S. FDA approval of the RECELL System as well as the compassionate use and continued access programs.

Operations for the first half of the fiscal year ended 30 June 2019 were focused primarily on preparation for the January 2019 U.S. market launch of the RECELL System. Sales and marketing expenses for the year ended 30 June 2019 totaled $17,576,754, an increase of $8,640,313 or 97% over the $8,936,441 recognized during fiscal 2018. This increase was primarily attributed to the recruitment, hiring and training of a U.S. sales force and the associated product launch sales and marketing materials and activities. Product development expenses for the fiscal 2019 totaled $14,361,995 an increase of $1,755,868 or 14% over the $12,606,127 recognized during fiscal 2018. Corporate and administrative expenses totaled $15,398,176 for the year ended 30 June 2019, an increase of $10,037,623 or 187% over the $5,360,553 recognized during fiscal 2018. As the result of investments in commercial, manufacturing, and system capabilities for the U.S. market launch of the RECELL System and related initiatives, operating costs for the year ended 30 June 2019 totaled $50,117,099, a $21,352,235 or 74% increase over the $28,764,864 incurred during fiscal 2018 and were in line with management expectations.

Net comprehensive loss after tax for the fiscal year ended 30 June 2019 was $32,819,919, an increase of $16,864,043 or 106% over $15,955,876 recognized during fiscal 2018. The increase in net comprehensive loss was driven by the higher operating costs described above, partially offset by the higher sale of goods during the fiscal year. As a result of the U.S. national launch of the RECELL System in January 2019, and the expansion of research and development, operating expenses will increase in future periods. These expenses are expected to be partially offset by increased sales of goods and income under the BARDA contract.

During the year ended 30 June 2019, the net cash provided by the issuance of shares and employee stock options exercised were $40,844,367 and $452,809, respectively. Cash and cash equivalents held at 30 June 2019 was $28,983,491 an increase of $14,157,959 or 95% over $14,825,532 recognized during fiscal 2018. The increase in cash and cash equivalents was driven by the institutional placement of shares and employee stock options exercised, partially offset by the operating costs during the fiscal year. Future cash requirement will be dependent upon the success of AVITA Medical’s efforts to commercialize the RECELL System, particularly in the U.S., and the timing and magnitude of clinical and other research and development programs the Company elects to undertake to expand its product pipeline. Until such time that the Company generates sufficient cash flow from operations, it expects to fund its future cash requirements through a combination of the issuance of shares and possible debt financing.

AVITA MEDICAL LIMITED

NOTES TO THE PRELIMINARY FINAL REPORT

FOR THE YEAR ENDED 30 JUNE 2019

2.	REVENUES AND EXPENSES

Revenue and Expenses from Continuing Operations

	2019		2018
(a) Revenue
Sale of goods	A$	7,705,398	A$	1,198,861
(b) Other income
BARDA income		8,259,152		10,104,081
Other income		1,067,368		68,617

Total other income	A$	9,326,520	A$	10,172,698

(c) Employee benefits expense
Salaries and wages	A$	15,472,511	A$	8,057,869
Share-based expenses		2,742,405		1,835,157
Defined contribution superannuation expense		831,558		374,435

	A$	19,046,474	A$	10,267,461

3.	CURRENT ASSETS - TRADE AND OTHER RECEIVABLES

	2019		2018
Trade receivables	A$	2,143,889	A$	263,421
Allowance for doubtful debts		(25,155)		(23,452)

		2,118,734		239,969
R & D tax claim		179,863		2,434,430
BARDA and other receivables		681,505		2,762,958

Carrying amount of trade and other receivables	A$	$2,980,102	A$	5,437,357

AVITA MEDICAL LIMITED

NOTES TO THE PRELIMINARY FINAL REPORT

FOR THE YEAR ENDED 30 JUNE 2019

4.	CURRENT ASSETS - INVENTORIES

	Consolidated
	2019		2018
Raw materials and components at cost	A$	869,016	A$	778,947
Finished goods at cost		188,748		376,879

Total inventories at cost	A$	1,057,764	A$	1,155,826

5.	CONTRIBUTED EQUITY

	2019		2018
Ordinary shares
Issued and fully paid	A$	204,279,078	A$	162,801,028

	A$	204,279,078	A$	162,801,028

Movement in ordinary shares on issue	Number of shares		Amount
At 1 July 2018		1,277,378,325	A$	162,801,028
New shares		593,921,250		45,580,570
Capital issue costs		—		(4,102,520)

At 30 June 2019		1,871,299,575	A$	204,279,078

Compliance statement

1	This report has been prepared in accordance with AASB Standards, other AASB authoritative pronouncements and IFRS.

2	This report, and the accounts upon which the report is based (if separate), use the same accounting policies.

3	This report does give a true and fair view of the matters disclosed

4	This report is based on accounts to which one of the following applies.
(Tick one)

☐	The accounts have been audited.	☐	The accounts have been subject to review.

✓	The accounts are in the process of being audited or subject to review.	☐	The accounts have not yet been audited or reviewed.

5	The entity has a formally constituted audit committee.

Sign here:

Date: 30 August 2019

Timothy Rooney

Chief Administrative Officer and Interim Chief Financial Officer